Exhibit 99

TI reports financial results for 1Q11

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (April 18, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced first-quarter revenue of $3.39 billion, net income of $666 million and earnings per share of 55 cents.

“2011 started strong, with customer demand in January and February tracking our expectations for a first quarter of above-seasonal growth,” said Rich Templeton, TI chairman, president and chief executive officer.  “But the Japan earthquake that’s taken such a heartbreaking human toll in the country also disrupted local demand starting in mid-March and impaired operations at two of our factories there.  This impact and substantially weaker demand for Wireless baseband chips resulted in revenue that was below the middle of our expected range.  The lower revenue combined with expenses resulting from the earthquake affected earnings per share.  New orders, however, were strong through the quarter, indicative of the underlying strength in our markets.

“Recovery of our operations in Japan is progressing well.  One of our factories will soon be resuming full production, and the other has restarted initial processing of wafers and is on schedule for full loadings in mid-July.  Nonetheless, many of our Japanese customers remain in the early stages of reopening their own factories, and we and our customers face potential supply chain disruptions.  We expect growth in the second quarter, though it will be pressured by the situation in Japan.  Provided consumer and enterprise demand remain strong, we expect a good second half of the year.”

1Q11 financial summary

Amounts are in millions of dollars, except per-share amounts.

	1Q11	1Q10	vs. 1Q10	4Q10	vs. 4Q10
Revenue	$3,392	$3,205	6%	$3,525	-4%
Operating profit	$908	$950	-4%	$1,230	-26%
Net income	$666	$658	1%	$942	-29%
Earnings per share	$.55	$.52	6%	$.78	-29%
Cash flow from operations	$516	$710	-27%	$1,230	-58%

TI’s operating profit was negatively impacted by about $30 million for costs resulting from the earthquake.  These costs were recorded in the company’s Other segment.  TI’s earnings per share were negatively impacted by about 2 cents by these costs.

Operating profit declined from a year ago due to higher operating expenses.  Compared with the prior quarter, operating profit was lower primarily due to a $144 million gain on the sale of a product line in the prior quarter and lower gross profit, which resulted from lower revenue.

Net income in the prior quarter also included a $78 million tax benefit, which was primarily associated with the reinstatement of the federal R&D tax credit that was retroactive to the beginning of 2010.

1Q11 segment results
	1Q11	1Q10	vs. 1Q10	4Q10	vs. 4Q10
Analog:
Revenue	$1,536	$1,367	12%	$1,518	1%
Operating profit	$418	$398	5%	$486	-14%
Embedded Processing:
Revenue	$533	$440	21%	$538	-1%
Operating profit	$102	$73	40%	$143	-29%
Wireless:
Revenue	$658	$717	-8%	$767	-14%
Operating profit	$141	$158	-11%	$180	-22%
Other:
Revenue	$665	$681	-2%	$702	-5%
Operating profit	$247	$321	-23%	$421	-41%

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with a year ago, the increase in revenue was due to higher revenue from the combination of high-performance analog, power management and high-volume analog & logic products.
•
Compared with the prior quarter, revenue was about even as an increase in revenue from power management products was mostly offset by a decline in revenue from high-performance analog products.  High-volume analog & logic product revenue was about even.

•	Operating profit increased from a year ago due to higher gross profit. Operating profit decreased from the prior quarter primarily due to lower gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•	Compared with a year ago, the increase in revenue was due to higher revenue from the combination of catalog products and products sold into communications infrastructure and automotive applications.
•
Compared with the prior quarter, revenue was about even as an increase in revenue from products sold into automotive applications was offset by lower revenue from products sold into communications infrastructure and lower catalog product revenue.

•	Operating profit increased from a year ago due to higher gross profit. Operating profit declined from the prior quarter primarily due to lower gross profit.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•	Compared with a year ago, the decline in revenue was due to lower revenue from baseband products. Revenue from connectivity products increased and revenue from applications processors was about even.
•	Compared with the prior quarter, revenue declined due to lower revenue from baseband products. Revenue from connectivity products increased but was offset by a decline in applications processors.
•	Operating profit decreased from the year-ago quarter due to higher operating expenses and decreased from the prior quarter due to lower gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties, as well as products sold under transitional supply agreements associated with recently acquired factories)
•	Compared with a year ago, the decline in revenue was primarily due to lower royalties, which were mostly offset by increased revenue from transitional supply agreements.
•	Compared with the prior quarter, the decline in revenue was due to lower revenue from custom ASIC products and royalties that was partially offset by higher revenue from calculators and DLP products.
•
Operating profit decreased from a year ago due to lower gross profit.  Operating profit decreased from the prior quarter primarily due to a gain on sale in the prior quarter.  Operating profit was negatively impacted by about $30 million for costs resulting from the earthquake in Japan.

1Q11 additional financial information

•	Orders were $3.58 billion, down 2 percent from a year ago and up 14 percent from the prior quarter.
•
Inventory was $1.68 billion at the end of the quarter, up $402 million from a year ago and up $158 million from the prior quarter.  Most of the increase was due to the company building inventory to help support high customer service levels.  About one-third of the sequential increase was Wireless baseband inventory that resulted from weak demand at a single customer.

•
Capital expenditures were $194 million in the quarter compared with $219 million a year ago and $301 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test equipment, as well as for analog wafer manufacturing equipment.

•	The company used $771 million in the quarter to repurchase 21.9 million shares of its common stock and paid dividends of $153 million.

Outlook

For the second quarter of 2011, TI expects:

•	Revenue: $3.41 – 3.69 billion
•	Earnings per share: $0.52 – 0.60

This estimate includes a negative impact of about 5 cents for costs resulting from the earthquake and its aftermath in Japan.

TI will update its second-quarter outlook on June 8, 2011.

For the full year of 2011, TI expects approximately the following:

•	R&D expense: $1.7 billion
•	Capital expenditures: $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 28%, down from the prior expectation of 30%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010

Revenue	$3,392	$3,205	$3,525
Cost of revenue	1,664	1,516	1,656
Gross profit	1,728	1,689	1,869
Research and development (R&D)	422	370	393
Selling, general and administrative (SG&A)	396	359	389
Restructuring expense	--	10	1
Acquisition cost / divestiture (gain)	2	--	(144)
Operating profit	908	950	1,230
Other income (expense) net	10	7	18
Income before income taxes	918	957	1,248
Provision for income taxes	252	299	306
Net income	$666	$658	$942

Earnings per common share:
Basic	$.56	$.53	$.79
Diluted	$.55	$.52	$.78

Average shares outstanding (millions):
Basic	1,167	1,233	1,170
Diluted	1,194	1,246	1,189

Cash dividends declared per share of common stock	$.13	$.12	$.13

Percentage of revenue:
Gross profit	50.9%	52.7%	53.0%
R&D	12.4%	11.5%	11.1%
SG&A	11.7%	11.2%	11.1%
Operating profit	26.8%	29.7%	34.9%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents is excluded from the calculation of EPS.  The amount excluded from earnings per common share was $10 million, $8 million and $14 million for the quarters ending March 31, 2011, March 31, 2010 and December 31, 2010.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,343	$1,217	$1,319
Short-term investments	1,514	1,574	1,753
Accounts receivable, net of allowances of ($20), ($20) and ($18)	1,568	1,526	1,518
Raw materials	132	95	122
Work in process	934	812	919
Finished goods	612	369	479
Inventories	1,678	1,276	1,520
Deferred income taxes	771	556	770
Prepaid expenses and other current assets	170	174	180
Total current assets	7,044	6,323	7,060
Property, plant and equipment at cost	6,712	6,763	6,907
Less accumulated depreciation	(3,055)	(3,601)	(3,227)
Property, plant and equipment, net	3,657	3,162	3,680
Long-term investments	449	641	453
Goodwill	924	926	924
Acquisition-related intangibles	69	111	76
Deferred income taxes	899	893	927
Capitalized software licenses, net	193	219	205
Overfunded retirement plans	28	54	31
Other assets	47	41	45
Total assets	$13,310	$12,370	$13,401

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$605	$556	$621
Accrued compensation	348	323	629
Income taxes payable	247	317	109
Accrued expenses and other liabilities	593	523	622
Total current liabilities	1,793	1,719	1,981
Underfunded retirement plans	527	425	519
Deferred income taxes	82	68	86
Deferred credits and other liabilities	334	353	378
Total liabilities	2,736	2,565	2,964
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Mar. 31, 2011 -- 1,740,394,740; Mar. 31, 2010 -- 1,739,818,725; Dec. 31, 2010 -- 1,740,166,101	1,740	1,740	1,740
Paid-in capital	1,068	1,095	1,114
Retained earnings	25,206	22,573	24,695
Less treasury common stock at cost: Shares: Mar. 31, 2011 -- 579,225,953; Mar. 31, 2010 -- 517,592,342; Dec. 31, 2010 -- 572,722,397	(16,738)	(14,976)	(16,411)
Accumulated other comprehensive income (loss), net of taxes	(702)	(627)	(701)
Total stockholders’ equity	10,574	9,805	10,437
Total liabilities and stockholders’ equity	$13,310	$12,370	$13,401

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
Cash flows from operating activities:
Net income	$666	$658	$942
Adjustments to net income:
Depreciation	224	211	226
Stock-based compensation	57	47	47
Amortization of acquisition-related intangibles	7	13	10
Gain on divestiture	--	--	(144)
Deferred income taxes	31	(11)	(143)
Increase (decrease) from changes in:
Accounts receivable	(44)	(251)	237
Inventories	(158)	(74)	(91)
Prepaid expenses and other current assets	(9)	(11)	22
Accounts payable and accrued expenses	(83)	(26)	(40)
Accrued compensation	(281)	(63)	64
Income taxes payable	137	191	78
Other	(31)	26	22
Net cash provided by operating activities	516	710	1,230

Cash flows from investing activities:
Additions to property, plant and equipment	(194)	(219)	(301)
Proceeds from divestiture	--	--	148
Purchases of short-term investments	(872)	(599)	(699)
Sales, redemptions and maturities of short-term investments	1,111	768	390
Purchases of long-term investments	(1)	(2)	(2)
Redemptions and sales of long-term investments	19	1	56
Business acquisitions:
Property, plant and equipment	--	--	(158)
Inventories	--	--	(5)
Other	--	--	23
Business acquisitions, net of cash acquired	--	--	(140)
Net cash provided by (used in) investing activities	63	(51)	(548)

Cash flows from financing activities:
Dividends paid	(153)	(149)	(153)
Sales and other common stock transactions	350	29	287
Excess tax benefit from share-based payments	19	--	10
Stock repurchases	(771)	(504)	(600)
Net cash used in financing activities	(555)	(624)	(456)

Net decrease in cash and cash equivalents	24	35	226
Cash and cash equivalents, beginning of period	1,319	1,182	1,093
Cash and cash equivalents, end of period	$1,343	$1,217	$1,319

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

TI specifically notes that circumstances arising out of the recent earthquakes and tsunami in Japan, including disruptions and increased costs of TI’s production, disruptions in our supply chain (including utilities) and reduced or delayed demand from customers, could cause actual results to differ from the expectations of TI or its management.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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